USA MUTUALS
AMENDMENT TO THE
AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of July 29, 2014, to the Amended and Restated Distribution Agreement, originally made and entered into as of August 29, 2005, as amended and restated as of July 24, 2012 (the "Agreement"), is entered into by and among USA MUTUALS, a Delaware business trust, (the "Trust") and QUASAR DISTRIBUTORS, LLC, (the "Distributor") and USA MUTUALS ADVISORS, INC. f/k/a MUTUALS ADVISORS, INC.  (the "Advisor").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Section 11 (B.) of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Mutual Advisors, Inc. shall be known as USA Mutuals Advisors, Inc.   Accordingly, all references to Mutual Advisors, Inc. in the Agreement shall be replaced with USA Mutuals Advisors, Inc.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

USA MUTUALS	QUASAR DISTRIBUTORS, LLC

By: /s/ Joseph C. Neuberger	By: /s/ James R. Schoenike

Name: Joseph C. Neuberger	Name: James R. Schoenike

Title: Chairman	Title: President

USA MUTUALS ADVISORS, INC.

By: /s/ Jerry Szilagyi

Name: Jerry Szilagyi

Title: President